Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-189932) pertaining to the News Corporation 2013 Long-Term Incentive Plan, and
(2) Registration Statement (Form S-8 No. 333-236322) pertaining to the News Corporation 2013 Long-Term Incentive Plan;
of our report dated August 13, 2024 (except for the presentation of the Foxtel Group as discontinued operations as described in Notes 1 and 3, as to which the date is May 13, 2025), with respect to the consolidated financial statements of News Corporation, included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP
New York, New York
May 13, 2025